Exhibit 10.1

MODIFICATION AGREEMENT

This Modification Agreement ("Agreement") is made as of June 29, 2012, by and among KENNEDY-WILSON, INC., a Delaware corporation ("Borrower"), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent, lead arranger and book manager ("Agent") under the Loan Agreement described below, U.S. BANK NATIONAL ASSOCIATION, a national banking association, as a Lender ("U.S. Bank National Association"), and EAST-WEST BANK, a California banking corporation ("East-West Bank", and together with U.S. Bank National Association, and any bank that becomes a party to the Loan Agreement in the future, collectively, "Lenders").
Factual Background
A.    Under a Revolving Loan Agreement dated July 22, 2010 (the "Loan Agreement"), Lenders agreed to make an unsecured revolving loan of up to $75,000,000 to Borrower (the "Loan"), subject to the terms and conditions specified therein. Borrower's obligations under the Loan are evidenced by (i) a Promissory Note (Facility A) dated July 22, 2010 made payable to U.S. Bank National Association in the stated principal amount of Forty-Three Million Dollars ($43,000,000), (ii) a Promissory Note (Facility B) dated July 22, 2010 made payable to U.S. Bank National Association in the stated principal amount of Seven Million Dollars ($7,000,000), (iii) a Promissory Note (Facility A) dated July 22, 2010 made payable to East-West Bank in the stated principal amount of Twenty-Two Million Dollars ($22,000,000), and (iv) a Promissory Note (Facility B) dated July 22, 2010 made payable to East-West Bank in the stated principal amount of Three Million Dollars ($3,000,000) (collectively, the "Note").
B.    As of the date of this Agreement, (i) the principal balance outstanding under Facility A is $34,188,750, and $30,811,250 in Loan funds under Facility A are available for disbursement, and (ii) the principal balance outstanding under Facility B is $0, and $10,000,000 in Loan funds under Facility B are available for disbursement.
C.    In connection with the Loan, Kennedy-Wilson Holdings, Inc., a Delaware corporation ("Guarantor"), executed in favor of Agent and Lenders that certain Repayment Guaranty dated as of July 22, 2010 (the "Repayment Guaranty").
D.    Subject to the terms and conditions of this Agreement, Borrower, Agent and Lenders have agreed to modify the terms of the Loan to, among other things, extend the term of the Loan, modify the interest rate payable under the Loan, and make additional Loan proceeds available under the Loan (so that the total available principal amount of the Loan shall be $100,000,000), as more fully set forth herein.
E.    As used in this Agreement, the term "Loan Documents" means the Loan Agreement, the Note, the Repayment Guaranty and the other "Loan Documents" described in the Loan Agreement, all as amended or modified hereby. This Agreement shall also constitute a Loan Document. Capitalized terms used herein without definition have the meanings ascribed to them in the Loan Agreement.

Agreement
Therefore, Borrower, Agent and Lenders agree as follows:
1.Recitals. The recitals set forth above in the Factual Background are true, accurate and correct, and such recitals hereby are incorporated herein as an agreement of Borrower, Agent and Lenders.

2.Reaffirmation of Obligations. Borrower reaffirms all of its Obligations under the Loan Documents, and Borrower acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under the Note or any other Loan Document. Without limiting the foregoing, Borrower (a) reaffirms Agent's right, following the occurrence of any Event of Default, subject to the terms and conditions of Section 1.14 of the Loan Agreement, to apply any and all payments made by Borrower or otherwise received by Agent or Lenders with respect to the Loan to the obligations owing by Borrower under the Loan Documents in such order and manner deemed appropriate by Agent in its sole discretion (subject only, as between Agent and Lenders, to the provisions of Section 9.5(b) of the Loan Agreement, as amended hereby), and (b) expressly waives all of its rights under applicable law or otherwise to direct Agent as to such application or to designate the portion of the obligations to be satisfied.

3.Increased Availability. The Loan Documents are hereby amended as follows:

(a)On the Effective Date, Lenders shall make available to or for the benefit of Borrower additional sums so that the total principal amount available to be borrowed by Borrower under the Loan Agreement and the Note shall be $100,000,000, of which $75,000,000 shall constitute the new Facility A Committed Amount, and of which $25,000,000 shall constitute the new Facility B Committed Amount (such additional sums being referred to herein as the "Additional Advance"). As used herein and in the other Loan Documents going forward, the term "Loan" shall be deemed to include the Additional Advance. U.S. Bank National Association and East-West Bank agree that they shall each make available such portion of the Additional Advance to be made hereunder in an amount such that following the making of such Additional Advance, (i) U.S. Bank National Association shall have a commitment for Facility A of $48,750,000 and a commitment for Facility B of $16,250,000, and its Commitment Percentages shall be as set forth on Exhibit E to the Loan Agreement (as amended hereby), and (ii) East-Bank shall have a commitment for Facility A of $26,250,000 and a commitment for Facility B of $8,750,000, and its Commitment Percentages shall be as set forth on Exhibit E to the Loan Agreement (as amended hereby). On the Effective Date, the Exhibit E attached to this Agreement shall be deemed substituted in place of the Exhibit E attached to the Loan Agreement.

(b)Each reference in the Loan Documents to "Sixty Five Million Dollars" and "$65,000,000" is hereby deleted in its entirety and replaced with "Seventy Five Million Dollars" and "$75,000,000", respectively. Each reference in the Loan Documents to "Ten Million Dollars" and "$10,000,000" (other than the references in Section 5.8(a) of the Loan Agreement) is hereby deleted in its entirety and replaced with "Twenty Five Million Dollars" and "$25,000,000", respectively. Each reference in the Loan Documents to "Seventy-Five Million Dollars" and "$75,000,000" is hereby deleted in its entirety and replaced with "One Hundred
Million Dollars" and "$100,000,000", respectively. Each reference in the Loan Documents to "Forty-Three Million Dollars" and "$43,000,000" is hereby deleted in its entirety and replaced with "Forty-Eight Million Seven Hundred Fifty Thousand Dollars" and "$48,750,000", respectively. Each reference in the Loan Documents to "Seven Million Dollars" and "$7,000,000" is hereby deleted in its entirety and replaced with "Sixteen Million Two Hundred Fifty Thousand Dollars" and "$16,250,000", respectively. Each reference in the Loan Documents to "Twenty-Two Million Dollars" and "$22,000,000" is hereby deleted in its entirety and replaced with "Twenty-Six Million Two Hundred Fifty Thousand Dollars" and "$26,250,000", respectively. Each reference in the Loan Documents to "Three Million Dollars" and "$3,000,000" is hereby deleted in its entirety and replaced with "Eight Million Seven Hundred Fifty Thousand Dollars" and "$8,750,000", respectively.

4.New Definitions. The "Definitions" section of the Loan Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

"Excluded Taxes: Means, in the case of each Lender or applicable Lending Installation and Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or Agent is incorporated or organized or (b) the jurisdiction in which Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located."
"Lending Installation: Means, with respect to a Lender or Agent, the office, branch, subsidiary or affiliate of such Lender or Agent listed on the signature pages hereof (in the case of Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or Agent."

"Modification Agreement: Means that certain Modification Agreement dated as of June 29, 2012 executed by and among Borrower, Agent and the Lenders."
"Other Taxes: Means any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note."
"Permitted Investors: Means William McMorrow and Fairfax Financial Holdings Limited and its Affiliates, in each case, together with such Permitted Investors' heirs, assigns and successors."
"Taxes" Means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes."
5.Existing Definitions.

(a)The definition of "Applicable Spread" contained in the "Definitions" section of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"Applicable Spread: Means two and three-quarters percent (2.75%) per annum as to all Advances and other amounts owing under both Facility A and Facility B."
(b)The definition of "Regulatory Change" contained in the "Definitions" section of the Loan Agreement is hereby deleted in its entirety and replaced with the following, and all references in the Loan Agreement and any of the other Loan Documents to the term "Regulatory Change" are hereby deleted and replaced with references to the term "Change":

"Change: Shall have the meaning ascribed to such term in Section 1.9 of this Agreement."
(c)The definition of "Change of Control" contained in the "Definitions" section of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"Change of Control: Shall be deemed to have occurred at such time as there is (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), but excluding (i) Permitted Investors and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan unless such plan is part of a group, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of Guarantor entitled to vote for members of the board of directors or equivalent governing body of Guarantor on a fully diluted basis or (b) during any period of 12 consecutive months, a majority of the members of the board of directors of Guarantor cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors)."
(d)The definition of "EBITDA" contained in the "Definitions" section of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"EBITDAR: Means the net income of Borrower (excluding extraordinary items), for the applicable period, plus all interest expense (including Borrower's allocable share of any interest expense relating to any joint venture in which Borrower is a member, partner or joint venturer), income tax expense (including foreign income tax expense), depreciation and amortization (including Borrower's allocable share of any depreciation and amortization relating to any joint venture in which Borrower is a member, partner or joint venturer) and corporate rental lease expense (which, for the avoidance of doubt, does not include rental lease expense related to any investment property) for the period."
(e)The definition of "Maturity Date" contained in the "Definitions" section of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"Maturity Date": June 30, 2015.
(f)The definition of "Minimum Rent Adjusted Fixed Charge Coverage Ratio" contained in the "Definitions" section of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"Minimum Rent Adjusted Fixed Charge Coverage Ratio: Means, as of the end of the most recently concluded calendar quarter, and/or as of any other date specified in this Agreement, as applicable, (i) EBITDAR for that portion of the calendar year then concluded, minus cash taxes (including foreign income taxes), cash dividends (both preferred and common), and maintenance capital expenditures, divided by (ii) interest expense (excluding Borrower's allocable share of any interest expense relating to any joint venture in which Borrower is a member, partner or joint venturer), plus any mandatory debt retirement plus corporate rental lease expense (which, for the avoidance of doubt, does not include rental lease expense related to any investment property)."
6.Further Modifications to the Loan Agreement. The Loan Documents are hereby further amended as follows:

(a)Section 1.2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"(a)    Absent an Event of Default hereunder, the outstanding Principal Balance owing under the Notes shall bear interest at the Applicable Interest Rate (as defined below). The "Applicable Interest Rate" shall mean (a) the LIBOR Daily Reset Based Rate, as the same may fluctuate from time to time, as to all amounts outstanding on the Loans, other than LIBOR Rate Advances, and (b) the LIBOR Rate as to those portions of the Loans that are
LIBOR Rate Advances. Changes in the LIBOR Daily Reset Based Rate shall become effective on the same day as the date of any change in the LIBOR Daily Reset Based Rate, and shall apply to all Advances made hereunder (other than LIBOR Rate Advances), whether such Advances are made prior to, the same day as, or subsequent to any particular change in the LIBOR Daily Reset Based Rate."
(b)Section 1.2(e) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"(e)    Absent manifest error, Agent's records as to the amounts of any sums owing hereunder (including without limitation any sums owing pursuant to Sections 1.6 and 1.9) shall be conclusive and binding."
(c)Section 1.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"1.6    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by Agent or any Lender (or applicable Lending Installation) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a)    subjects Agent and/or any Lender (or any applicable Lending Installation) to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to Agent and/or any Lender in respect of the Loan or participations therein, including without limitation the principal of or interest on any LIBOR Rate Advance or any other fees or amounts payable hereunder (other than with respect to Excluded Taxes), or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Agent and/or any Lender (or any applicable Lending Installation), or
(c)    imposes any other condition the result of which is to increase the cost to Agent and/or any Lender (or any applicable Lending Installation) of making, funding or maintaining the Loan or any LIBOR Rate Advance (or any related Loan commitment), or to reduce any amount receivable by Agent and/or any Lender (or any applicable Lending Installation) in connection with the Loan or participations therein (whether of principal, interest or otherwise), or requires Agent and/or any Lender (or any applicable Lending Installation) to make any payment calculated by reference to the amount of the Loan by an amount deemed material by Agent and/or such Lender, and the result of any of the foregoing is to increase the cost to Agent and/or such Lender (or applicable Lending Installation) of making or maintaining the Loan or to reduce the return received by Agent and/or such Lender (or applicable Lending Installation), as the case may be, in connection with the Loan, then, Agent may notify Borrower that events or conditions have occurred that may result in increased costs to Agent and/or such Lender or reductions in amounts to be received by Agent and/or such Lender (the “Event Notice”). Once the amount of the increased costs or reductions in amounts to be received is determined, Agent may give Borrower notice thereof (the “Payment Notice”) and, within 15 days of the Payment Notice, Borrower shall pay Agent and/or such Lender such additional amount or amounts as will compensate Agent and/or such Lender for such increased cost or reduction in amount received, as reasonably determined by Agent and/or such Lender. Borrower shall not be required to compensate Agent and/or such Lender pursuant to this paragraph for any increased costs or reductions suffered prior to the date that Agent sends Borrower the Event Notice. The Payment Notice shall include a statement from Agent setting forth such amount or amounts as shall be necessary to so compensate Agent and/or such Lender, and shall, in the absence of manifest error, be conclusive and binding upon Borrower. Failure on the part of Agent and/or such Lender to demand compensation for any increased costs, lost income or reduction in amounts received or receivable shall not constitute a waiver of Agent's or such Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable. The protection under this section shall be available to Agent and the Lenders regardless of any possible contention of the invalidity or inapplicability of any law, regulation or directive which shall give rise to any demand by Agent or any Lender."
(d)Section 1.9 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"1.9    Changes in Capital Adequacy Requirements. If Agent determines the amount of capital required or expected to be maintained by Agent or any Lender, any Lending Installation of Agent or any Lender, or any corporation or other Person controlling Agent or any Lender is increased as a result of a Change, then, Agent may notify Borrower that a Change has occurred that may result in an increase in the amount of capital required or expected to be maintained by such parties described above (the “Change Event Notice”). Once the shortfall in the rate of return on the portion of such increased capital is determined, Agent may give Borrower notice thereof (the “Capital Adequacy Payment Notice”) and, within 15 days of the Capital Adequacy Payment Notice, Borrower shall pay to Agent (for the benefit of the applicable Lender(s)) the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Agent determines is attributable to this Agreement or any Loan or commitment made hereunder (after taking into account Agent's and Lenders' policies as to capital adequacy). Without limiting the foregoing, such compensation shall include an amount equal to any reduction in return on assets or return on equity to a level below that which Agent or any Lender could have achieved absent its extension of credit hereunder and but for such Change. Borrower shall not be required to compensate Agent or any Lender pursuant to this paragraph for any shortfall in the rate of return suffered prior to the date that Agent sends Borrower the Change Event Notice. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (defined below)

or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by Agent or any Lender (or any Lending Installation) or any corporation or other Person controlling Agent or any Lender, including without limitation, (a) any such law, regulation or change which affects the London interbank market, and (b) any such change which results in an adjustment (i) of the Federal Deposit Insurance Corporation assessment rate, or (ii) of the reserve requirement specified by Regulation D. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel
Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement."
(e)The reference to "Twenty-Five Million Dollars ($25,000,000)" in Section 3.3(a) of the Loan Agreement is hereby deleted in its entirety and replaced with "Thirty Million Dollars ($30,000,000)."

(f)Section 3.3(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"(c)    any Advances with respect to hotel properties shall be limited to sixty percent (60%) of the initial acquisition price in the aggregate;"
(g)Section 3.3(f) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"(f)    any Advances for (i) the acquisition or refinancing of any land (excluding land entitled for hotels) shall be limited to forty percent (40%) of the initial acquisition price of such land in the aggregate, and (ii) the acquisition or refinancing of any land entitled for hotels (whether developed or undeveloped) shall be limited to twenty-five percent (25%) of the initial acquisition price of such land in the aggregate; and"
(h)The reference to "1.75:1" in Section 5.2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with "1.50:1".

(i)The reference to "Thirty Million Dollars ($30,000,000)" in Section 5.2(b) of the Loan Agreement is hereby deleted in its entirety and replaced with "Forty Million Dollars ($40,000,000)".

(j)Section 5.2(c) of the Loan Agreement remains unmodified and in full force and effect.

(k)The reference to "Two Hundred Million Dollars ($200,000,000)" in Section 5.2(d) of the Loan Agreement is hereby deleted in its entirety and replaced with "Two Hundred Fifty Million Dollars ($250,000,000)".
(l)The reference to "sixty (60)" in Section 5.3(c) of the Loan Agreement is hereby deleted in its entirety and replaced with "ninety (90)".

Section 5.4 of the Loan Agreement is hereby deleted in its entirety.
(m)Section 6.1(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"(d)    refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), (e) and (f) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) to the extent that the Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Lenders as those applicable to the refinanced Indebtedness, (iii) if and to the extent any such refinancings, renewals, or extensions are for assets acquired, sold, refinanced, or funded by an Equity Infusion, the original amount of the Advance corresponding to such asset shall be repaid to Lenders concurrently with such refinancing, extension or renewal, (iv) the amount of the refinancing Indebtedness must not be greater than the principal amount of the refinanced Indebtedness, plus all prepayment premiums or penalties and costs and expenses paid in connection with such refinancing, and (v) the interest rate and other terms must not be more onerous on the Borrower, than the amount and terms of the Indebtedness that was refinanced;"
(n)Section 6.1(e) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"(e)    subject to each Lender's receipt of five (5) days prior written notice (which may be in the form of electronic mail) from Borrower, non-recourse debt (and any related non-recourse guaranties related thereto) incurred or assumed by Borrower or Borrower's Subsidiaries or Affiliates as a portion of Borrower's purchase price of (i) commercial real property, including without limitation land, office, multifamily, residential, industrial, retail, hotel or mixed-use property, or (ii) pools of notes fully secured by liens on commercial real property;"
(o)Section 6.1(f) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
"(f)    subject to each Lender's receipt of five (5) days prior written notice (which may be in the form of electronic mail) from Borrower, debt which is recourse to or guaranteed by Borrower, where such debt is incurred or assumed by Borrower or Borrower's Subsidiaries or Affiliates and fully secured by (a) (i) commercial real property, including without limitation land, office, multifamily, residential, industrial, retail, hotel or mixed-use property, or (ii) pools of notes fully secured by liens on commercial real property, or (b) one hundred percent (100%) of the equity interests in an entity that owns (i) commercial real property, including without limitation land, office, multifamily, residential, industrial, retail, hotel or mixed-use property, or (ii) pools of notes fully secured by liens on commercial real property;"
(p)Section 6.1(g) is hereby deleted in its entirety and replaced with the following:
"(g) Indebtedness arising under any letter of credit, performance or surety bond or completion bond entered into in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed Ten Million Dollars ($10,000,000)."
(q)The following new Sections 6.1(h), 6.1(i) and 6.1(j) are hereby added to the Loan Agreement:

"(h) Indebtedness arising under any swap contracts entered into in order to cap, collar or exchange (i) interest rates (from fixed to floating rates or from one floating rate to another floating rate or otherwise) with respect to any borrowed money and (ii) currency exchange rates, in each case in connection with the conduct of its business and not for speculative purposes."
"(i) any other Indebtedness not covered by subsections (a) through (h) above, in an amount less than Ten Million Dollars ($10,000,000)."
"(j) All Indebtedness described in subsections (a) through (i) above must also satisfy all other applicable requirements of this Agreement."
(r)Section 6.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"6.2    Liens.    Create, incur, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for (i) Permitted Liens, (ii) Liens given to vendors or lenders to secure Indebtedness permitted pursuant to Section 6.1(e) or 6.1(f) and the refinancing of such Indebtedness pursuant to Section 6.1(d), with respect to commercial real property or pools of notes secured by commercial real property after the Closing Date and fully secured exclusively by such property, (iii) Liens given to secure obligations under swap contracts permitted under Section 6.1(h), or (iv) Liens securing repayment of obligations of Borrower in an amount less than Ten Million Dollars ($10,000,000)."
(s)Section 6.14 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"6.14    Use of Proceeds. Use the proceeds of the Advances made hereunder for any purpose other than (i) on the Closing Date, to pay sums due the Lenders for transactional costs and expenses under or in connection with this Agreement, (ii) on the Effective Date (as defined in the Modification Agreement), to pay sums due the Lenders for transactional costs and expenses under or in connection with the Modification Agreement, and (iii) thereafter, consistent with the terms and conditions hereof, in the case of Facility A, to finance Borrower's or its Subsidiaries' or Affiliates' acquisition of commercial real property or pools of notes secured by commercial real property (so long as Borrower has management control over such Subsidiary or Affiliate), and in the case of Facility B, for the general business purposes of Borrower, including working capital needs and equity investments."
(t)Section 6.18 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"6.18    Dividends. Borrower shall not declare or pay corporate dividends without the prior written consent of Lenders, except for (i) cash dividends on preferred stock of Borrower in an amount in an amount less than of Ten Million Dollars ($10,000,000) per fiscal year or (ii) cash dividends on common stock of Borrower in an amount not more than Thirty Cents ($0.30) per share per fiscal year, provided that any corporate dividends shall also satisfy all other applicable requirements of this Agreement."
(u)Section 6.19 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"6.19    Stock Repurchases.  Other than the purchase or repurchase of corporate stock or warrants for corporate stock of Guarantor in an aggregate amount of Ten Million Dollars ($10,000,000) per fiscal year, Borrower shall not purchase or repurchase any corporate stock of Borrower or Borrower's
Subsidiaries unless, at the time of any such repurchase (i) there exists no Event of Default, (ii) Borrower is in strict compliance with all covenants contained herein, (iii) Borrower demonstrates, to the reasonable satisfaction of Agent, that Borrower shall remain in compliance with the covenants contained herein for the twelve (12) months following such repurchase, and (iv) Borrower provides the Agent with such updated financial projections as the Agent shall reasonably require, which projections shall be reasonably satisfactory to the Agent in all material respects."
(v)The reference to "Freeman Lyle, EVP/CFO/Secretary" in Section 8.5 of the Loan Agreement is hereby deleted in its entirety and replaced with "Chief Financial Officer".

(w)The reference to "Loeb & Loeb LLP, 10100 Santa Monica Blvd., Suite 2200, Los Angeles, CA 90067, Attn: Lawrence Venick, Esq., Facsimile: (310) 919-3807" in Section 8.5 of the Loan Agreement is hereby deleted in its entirety and replaced with "Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, CA 90071, Attn: Glen B. Collyer, Esq., Facsimile: (213) 891-8763".

(x)The first paragraph of Section 9.5(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"(b)    Application of Recoveries. Except to the extent otherwise provided in Section 9.7 hereof, all payments and proceeds received by Agent in connection with the Loan and the Note, from any source, shall be applied in the following order of priority (unless Agent otherwise agrees in writing, or, during the existence of an Event of Default, unless Agent and all of the Lenders otherwise agree in writing):"

(y)The reference to "$35,000,000" in Section 9.9(a) of the Loan Agreement is hereby deleted in its entirety and replaced with "$45,000,000".

(z)No Other Modifications. Except as expressly set forth in this Agreement, the Loan Documents shall be and remain unmodified and in full force and effect.

7.General Release. As further inducement to Agent and Lenders to enter into this Agreement, Borrower and Guarantor hereby release Agent and Lenders as follows:

(a)Borrower and Guarantor and their heirs, successors and assigns (collectively, the "Releasing Parties") do hereby release, acquit and forever discharge Agent and Lenders of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses of every type, kind, nature, description, or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, which in any way, have, prior to the Effective Date, arisen out of, are connected with or related to the Loan Documents, this
Agreement or any earlier and/or other agreement or document referred to therein (collectively, the "Released Claims").

(b)The agreement of the Releasing Parties, as set forth in the preceding subparagraph (a) shall inure to the benefit of the successors, assigns, insurers, administrators, agents, employees, and representatives of Agent and Lenders.

(c)The Releasing Parties have read the foregoing release, fully understand the legal consequences thereof and have obtained the advice of counsel with respect thereto. The Releasing Parties further warrant and represent that they are authorized to make the foregoing release.

(d)Each Releasing Party acknowledges that the foregoing release shall extend to Released Claims which the Releasing Party does not know or suspect to exist in Releasing Party's favor at the time of executing this Agreement, regardless of whether such Released Claims, if known by such Releasing Party, would have materially affected such Releasing Party's decision to enter into this Agreement. Each Releasing Party acknowledges that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Each Releasing Party waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California and any similar provision of the statutory or non-statutory law of any other jurisdiction, to the full extent that it may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, each Releasing Party acknowledges that it is aware that it or its attorneys or agents may hereafter discover facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Section 7 or the other parties hereto, but that each Releasing Party intends hereby fully, finally and forever to settle, waive and release all of the Released Claims, known or unknown, suspected or unsuspected, which now exist or may exist hereafter between Releasing Parties and Agent and Lenders in connection with the Loan, except as otherwise expressly provided in this Section 7. This foregoing release shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts.
(e)Each Releasing Party warrants and represents that it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Claims released hereby and that it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person or entity any such claim or any portion thereof.
(f)This release is not to be construed and does not constitute an admission of liability on the part of Agent or Lenders. This release shall constitute an absolute bar to any Released Claim of any kind, whether such claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable. The Releasing Parties specifically agree that any attempt to assert a claim barred hereby shall subject each of them to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

MW	KM
Borrower's Initials	Guarantor's Initials

8.Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied in a manner acceptable to Agent in the exercise of Agent's sole judgment (except as waived or reserved by Agent in writing):

(a)Agent shall have received fully executed originals of this Agreement and any other documents which Agent may require or request in accordance with this Agreement or the other Loan Documents.

(b)Guarantors shall have executed and delivered to Agent the attached Consent of Guarantor.

(c)Borrower shall have paid to U.S. Bank National Association all fees set forth in that certain Fee Letter of even date herewith between Borrower and U.S. Bank National Association.

(d)Agent and Lenders shall have received reimbursement, in immediately available funds, of all actual, out-of-pocket costs and expenses incurred by Agent and Lenders in connection with the Loan or this Agreement, including the legal fees, charges and expenses of Agent's counsel (determined on the basis of such counsel's generally applicable rates, which may be higher than the rates such counsel charges Agent in certain matters).

(e)Agent shall have received all documents evidencing the formation, organization and valid existence of the Borrower and Guarantor (to the extent such documents have been amended or modified since the original Closing Date) and the authorization for the execution, delivery, and performance of the Agreement.

(f)No change shall have occurred in the financial condition of Borrower or Guarantor, which would have, in Agent's sole judgment, a material adverse effect on Borrower's or Guarantor's ability to repay the Loan or otherwise perform its obligations under the Loan Documents.

(g)Agent shall have received from outside counsel for Borrower an opinion as to Borrower's power and authority to execute, deliver and perform this Agreement, in form and substance acceptable to Agent.
(h)Borrower's representations and warranties set forth in Section 9 below are true and correct in all respects.

(i)The conditions precedent shall have been satisfied prior to June 30, 2012 unless waived or reserved by Agent in writing.

9.Borrower's Representations and Warranties. Borrower represents and warrants to Agent and Lenders as follows:

(a)Loan Documents. Except as previously disclosed to Agent in writing, all representations and warranties made and given by Borrower in the Loan Documents are true, accurate and correct in all material respects. Borrower is in compliance with all covenants, terms and conditions in effect and as required under the Loan Documents (as modified by this Agreement).

(b)No Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default.

(c)Borrowing Entity. Borrower is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business, and is in good standing, in the State of California. Except as previously disclosed in writing by Borrower to Agent, there have been no changes in the organization, composition, ownership structure or formation documents of Borrower since the Closing Date. Borrower's execution and delivery of this Agreement and the continued performance by Borrower of its obligations under the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower and any other required parties. This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

10.Incorporation. This Agreement shall form a part of each Loan Document, and all references to a given Loan Document shall mean that document as modified pursuant to this Agreement. For purposes of this Agreement, the "Effective Date" shall be the date that Agent notifies Borrower that all of the conditions precedent set forth in Section 8 hereof have been satisfied in a manner acceptable to Agent in the exercise of Agent's sole judgment, or waived or reserved by Agent in writing.

11.No Prejudice; Reservation of Rights. Except as expressly set forth herein, this Agreement shall not prejudice any rights or remedies of Agent or Lenders under the Loan Documents. Agent and Lenders reserve, without limitation, all rights which it has against any endorser of the Note.

12.No Impairment. Except as specifically hereby amended, the Loan Documents shall each remain unaffected by this Agreement and all such documents shall remain in full force and effect.
13.Integration. The Loan Documents, including this Agreement: (a) integrate all the terms and conditions mentioned in or incidental to the Loan Documents; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument in effect as of the Effective Date, including any of the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail.

14.Miscellaneous. This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts shall constitute but one and the same document. If any court of competent jurisdiction determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents. This Agreement shall be governed by the laws of the State of California, without regard to the choice of law rules of that State. As used here, the word "include(s)" means "includes(s), without limitation," and the word "including" means "including, but not limited to."

[Signatures on following page]

Borrower: KENNEDY-WILSON, INC., a Delaware corporation By: /s/ Matt Windisch Name: Matt Windisch Title: Vice President By: /s/ Kent Mouton Name: Kent Mouton Title: Vice President

Agent: U.S. BANK NATIONAL ASSOCIATION, as Agent By: /s/ Linda Morgan Name: Linda Morgan Title: Senior Vice President

Lender: U.S. BANK NATIONAL ASSOCIATION, as a Lender By: /s/ Linda Morgan Name: Linda Morgan Title: Senior Vice President

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Lender: EAST-WEST BANK, as a Lender By: /s/ Kathleen Kwan Name: Kathleen Kwan Title: Senior Vice President

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EXHIBIT E
COMMITMENTS AND COMMITMENT PERCENTAGES
OF LENDERS

Bank	Facility A Commitment	Facility A Commitment Percentage
U.S. Bank National Association:	$48,750,000	65.0%
	Facility B Commitment	Facility B Commitment Percentage
	$16,250,000	65.0%

East-West Bank:	Facility A Commitment	Facility A Commitment Percentage
	$26,250,000	35.0%

	Facility B Commitment	Facility B Commitment Percentage
	$8,750,000	35.0%

EXHIBIT E